Exhibit 10.1

Amendment No. 1

to

 Kaydon Corporation

1999 Long Term Stock Incentive Plan
(amended and restated effective October 23, 2008)

Pursuant to action of the Board of Directors of the Company on February 22, 2012, Section 4(c) of the Plan is hereby amended and restated effective as of February 22, 2012, to read as follows:

(c)           Adjustments. Subject to compliance with any restrictions under Code Section 409A, upon the occurrence of any dividend or other distribution (whether in the form of cash (other than regular, quarterly cash dividends), Shares, other securities or other property), change in the capital or shares of capital stock, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Shares or other securities of the Company, or other extraordinary transaction or event which affects the Shares, an appropriate adjustment shall be made in (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards, (ii) outstanding Awards including without limitation the number and type of Shares (or other securities or property) subject thereto, and (iii) the grant, purchase or exercise price with respect to outstanding Awards and, if deemed appropriate, through the provision for cash payments to the holders of outstanding Awards; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

Except as modified by this Amendment No. 1, the Plan shall remain in full force and effect in accordance with the terms thereof.